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                                                                 Exhibit 10.11.2

                              EMPLOYMENT AGREEMENT

                                THOMAS P. KAPLAN

         THIS EMPLOYMENT AGREEMENT (the "Agreement"), effective as of the 1st day of January, 2000 (the "'Effective Date") is by and between Hanover Capital Mortgage Holdings, Inc, a Maryland corporation, with its offices located at 90 West Street, Suite 2210, New York, New York 10006 (the "Company" and Thomas P. Kaplan (the "Employee'), an individual whose residence is 229 E 79th Street, New York, New York 10021.

         The Company acknowledges and recognizes the value of the Employee's reputation in the business, experience and ability, and based upon the Employee's representations respecting the Employee's reputation in the business, experience and ability, the Company desires to provide for the employment and continuation of the Employee's employment with the Company on the terms set forth in this Agreement.

         1. Employment and Acceptance of Employment; Term. Upon and subject to the terms set forth in this Agreement, the Company hereby employs the Employee as its Chief Financial Officer and Managing Director or such other management position(s) as the Chief Executive Officer of the Company may determine from time to time, and the Employee hereby agrees to accept such employment, for a period of five years (unless sooner terminated as hereinafter set forth,) (the "Initial Term") commencing on the Effective Date and ending five years thereafter (the "Expiration Date"). Subject to Sections 9(a) and 9(g) of this Agreement, this Agreement shall be automatically extended upon each anniversary date of the Effective Date for a successive five year term commencing on such anniversary of the Effective Date unless the Employee or the Company gives the other party not less than three (3) months written notice prior to any anniversary of the Effective Date. Upon the date of each automatic extension, the Expiration Date shall be the date ending five years thereafter.

         2. Duties. It is the intention of the Company and the Employee that, subject to the direction and supervision of the Chief Executive Officer, the Employee shall serve as the Company's Chief Financial Officer. The Employee shall be responsible for the Company's corporate finance and capital markets activities, financial planning, financial reporting, regulatory compliance, tax compliance, human resources and physical plant. The Employee agrees, during the Initial Term and any extension of the Initial Term, to devote his entire business and professional time, attention, and energies exclusively to the business of the Company and its subsidiaries (including, without limitation, Hanover Capital Partners Ltd., HanoverTrade.com, Inc. and Hanover Capital Securities, Inc.) as shall be necessary, advisable or required to perform the duties of the Employee's position specified in Section 1, and to conform to the rules, regulations, instructions, personnel practices and policies of the Company, as existing and amended from time to time by the Company or its Board of Directors (the "Board"). Notwithstanding the foregoing, during the Initial Term and any extension of the Initial Term, the Employee may (i) serve as an officer, director, trustee or committee member of any religious, professional, civic, charitable or educational organization, or as a director of any corporation whose business is not competitive with the Company or any of its subsidiaries, and (ii) engage in, and devote time and effort to, any and all personal investments or personal business ventures (which shall in no event include being an officer or principal shareholder of any public or private company) unrelated to the business or affairs of the Company and its subsidiaries, in each case so long as such activities do not materially interfere with the Employee's obligations to the Company and its subsidiaries or conflict in any way with the business of the Company.
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         3. Compensation and Benefits.

         (a). Base Salary. In consideration of the Employee's performance of services under this Agreement, the Company will pay to the Employee, during the first year of the Initial Term of the Employee's employment under this Agreement, and the Employee agrees to accept from the Company for the Employee's services under this Agreement, an annual salary (the "Base Salary") of $229,522.50, payable on a pro rata basis in accordance with the Company's normal payroll practices applicable to its executive officers, but not less often than monthly. The Employee's Base Salary shall be subject to annual review by the Company's Chief Executive Officer and may be adjusted (upwards but not downwards) in such amounts as the Chief Executive Officer may determine in his sole discretion. Notwithstanding the foregoing, the Base Salary shall be increased annually by any cost of living increases, as determined by the Chief Executive Officer in a manner consistent with that used to determine the cost of living increases for the Company's other employment agreements, as applicable.

         (b). Bonus. In addition to the Base Salary, the Employee shall be entitled during the Initial Term and any extension thereof to participate in the Company's Bonus Incentive Compensation Plan and any and all other bonus plans adopted by the Board for the executive officers of the Company and its subsidiaries. The Employee shall be eligible a receive a bonus each year in such amount as determined by the Chief Executive Officer in his sole discretion, as applicable.

         (c). Stock Options. The Employee shall be entitled to participate in the Company's 1999 Stock Option Plan and any and all other equity compensation plans adopted by the Board for the employees of the Company and its subsidiaries.

         (d). Life and Disability Insurance. During the Initial Term and any extension thereof, the Company shall provide to the Employee at the expense of the Company (i) a term life insurance policy with a death benefit equal to two million and 00/100 dollars ($2,000,000); and (ii) disability insurance coverage which shall provide the Employee a death benefit upon total disability equal to seventy-five (75%) percent of the Base Salary then in effect payable until the Employee is seventy (70) years old. The Employee shall have the option to pay the premiums for the disability insurance coverage directly and, in such event, the Base Salary under this Agreement shall be increased by an amount equal to the amount of such premiums, plus an additional amount equal to the Employee's additional income tax resulting from such increase.

         (f). Paid Vacations. The Employee shall be entitled to annual paid vacations of four (4) weeks in each year of the Initial Term and any extension of the Initial Term, at such time and for such periods as may be mutually acceptable to the Company and the Employee, in accordance with the Company's policies governing vacations for executive officers of the Company. Unused vacation in any given year shall not accumulate from year to year and Employee shall not be entitled to any cash payment for or payment in lieu of unused vacation time.

         (g). Paid Holidays and Personal Days. The Employee shall be entitled to all paid holidays and personal days, in accordance with the Company's policies governing holidays and personal days for executive officers.

         (i). Deductions. The Company shall have the right to deduct from the Base Salary all other cash amounts payable by the Company under the provisions of this Agreement to the Employee or, if applicable, to his estate, legal representatives or other beneficiary designated in


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writing by the Employee (a "Designee"), all social security taxes, all federal, state and municipal taxes and all other charges and deductions which now or hereafter are imposed by law as charges on the compensation of the Employee or charges on cash benefits payable by the Company under this Agreement to his estate, legal representatives or Designee.

         4. Reimbursement of Certain Expenses. The Company shall reimburse the Employee, upon production of accounts, vouchers or other reasonable evidence of payment by the Employee, all in accordance with the Company's regular procedures in effect from time to time and in a form suitable to establish the validity and deductibility of such expenses for tax purposes, all reasonable, ordinary and necessary travel, automobile and other expenses as shall have been incurred by the Employee in the performance of the Employee's duties under this Agreement.

         5. Non-competition.

         (a). Non-Competition. Through the date on which the Employee's employment with the Company is terminated (the "Termination Date") and, in the event the Employee's employment with the Company is terminated other than by the Company pursuant to Sections 9(b) (termination by the Company Without Good Cause), or 9(g) (termination by the Company following a Change of Control), or 9(g) (termination by the Employee following a Change of Control), until the Expiration Date, the Employee will not, directly or indirectly, engage in the business of, or own, or control an interest in (except as a passive investor owning less than one percent (1%) of the equity securities of a publicly-owned company), or act as director, officer or employee of, or consultant to, any individual, partnership, joint venture, corporation or other business entity directly or indirectly engaged anywhere in the United States in any Business (as hereafter defined) competing with the business then being carried on by the Company or its subsidiaries or contemplated by the Company or its subsidiaries to the extent included within the definition of "Business." In the event any of the provisions of this Section 5(a) are unenforceable by law, then the restrictions shall be for such period and such geographic area as a court shall find is necessary to protect the Company. The provisions of this Section 5(a) shall no longer be enforceable in the event the Company either files for bankruptcy or other protection from creditors (which filing is not dismissed within 180 days) or advises its shareholders in a press release and in a filing with the Securities and Exchange Commission that it is ceasing to operate as an ongoing business.

         (b). Business. The term "Business" as used in this Section 5 shall mean
(i) acquiring and holding single family mortgage loans, (ii) originating, selling and servicing multifamily and commercial real estate loans, (iii) offering due diligence services to buyers, seller and holders of mortgages, (iv) securitizing the mortgage loans and retaining interests therein, (v) purchasing mortgage asset investments in the secondary mortgage market, (vi) managing such portfolios, (vii) any other business in which the Company or any subsidiary is engaged on the Termination Date, (viii) such other business contemplated by the Registration Statement or any subsequent filings by the Company or any subsidiary with the Security and Exchange Commission prior to the Termination Date, and (ix) any other business in which the Company or any subsidiary is actively planning to become engaged on the Termination Date, and in connection with the planning of which the Employee has had significant involvement.

         (c). Employee Representations. The Employee represents to the Company
(i) that the Employee is not subject to any employment agreement as of the Effective Date, nor has the Employee previously, at any time, entered into any written agreement with any person, firm or corporation, which would or could preclude or prevent him from entering into this Agreement or


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which requires the consent of any other party, and (ii) that as of the Effective
Date, neither the Company nor any of it subsidiaries has any financial or other obligation to the Employee except as set forth on Exhibit B. The Employee agrees to indemnify the Company and each of its officers, directors and controlling persons against any claim, loss, liability or expense (including reasonable counsel's fees and costs) incurred by the Company or its officers, directors and controlling persons arising out of or in connection with any misrepresentation made by the Employee under this Agreement.

         6. Confidentiality.

         (a). Obligation to Keep Confidential. The Employee acknowledges that his employment by the Company brings him into close contact with many confidential affairs of the Company, its subsidiaries, and its customers, including, without limitation, information about costs, profits, markets, sales, key personnel, pricing policies, operational methods, concepts, and other business affairs and methods of the Company, its subsidiaries and its customers and other information not readily available to the public, as well as plans for future developments (collectively referred to hereinafter as "Proprietary Information"). The Employee further acknowledges that the relationships between the Company, its subsidiaries and its officers, employees, agents, and customers constitute a valuable asset of the Company ( the "Other Proprietary Assets"). In recognition of the foregoing, the Employee covenants and agrees:

         (i). That all Proprietary Information and Other Proprietary Assets shall be the exclusive property of the Company and that the Employee will keep secret all Proprietary Information and Other Proprietary Assets and will not use the same for the Employee's own benefit or disclose the same to, or use the same for the benefit or, anyone outside of the Company, either during or after the Employee's employment by the Company; and

         (ii). That the Employee will deliver promptly to the Company on termination of Employee's employment by the Company, or at any time the Chief Executive Officer or the Board may so request, all Proprietary Information and Other Proprietary Assets, including, without limitation, all memoranda, notes, documentation, data, records, reports and other tangible manifestations of the Proprietary Information and Other Proprietary Assets (and all copies thereof), that Employee may then (or thereafter) possess or have under the Employee's control.

         (b). Exceptions. The Employee's undertakings and obligations under this
Section 6 will not apply to any Proprietary Information and Other Proprietary Assets which (i) is or becomes generally known to the public through no action on the part of the Employee, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, (iii) is approved for release by written authorization of the Board, or (iv) is the subject matter of a lawful request or subpoena by and within the authority of a court or government agency or other body, provided, however, no such information shall be released by Employee without Employee providing to the Company thirty (30) days prior written notice to the Company and providing the Company the right to seek a protective order relief preventing the release of such information.

         7. Non-Solicitation. The Employee hereby covenants and agrees that, if the Employee's employment with the Company is terminated other than (i) by the Company pursuant to Sections 9(b) or 9(g) or (ii) by the Employee pursuant to
Section 9(g), the Employee will not, during the period from the Termination Date through the Expiration Date, induce or attempt to induce any officer, employee, agent, consultant or customers of the Company or its subsidiaries to discontinue such affiliation with the Company or its subsidiaries or to refrain from entering


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into new business relationships with the Company or its subsidiaries.

         8. Specific Performance. Without intending to limit the remedies available to the Company, the Employee agrees that the damages at law will be an insufficient remedy to the Company in the event that the Employee violates the terms of Sections 5, 6 or 7 of this Agreement and that the Company may apply for and obtain immediate injunctive relief in any court of competent jurisdiction or restrain the breach or threatened breach of, or otherwise to specifically enforce, any of the agreements and covenants contained in such Sections. The parties hereto understand that each of the agreements and covenants of the Employee contained in Sections 5, 6 and 7 of this Agreement is an essential element of this Agreement and agree that the obligations of the Employee thereunder will survive the termination of this Agreement.

         9. Termination.

         (a). Termination by the Company for Good Cause. The Company may terminate this Agreement and its obligations to the Employee under this Agreement at any time for "Good Cause", which shall mean only (i) the conviction of the Employee of (or the plea by the Employee of nolo contendere to) a felony,
(ii) the good faith determination by the Chief Executive Officer or Board that the Employee has willfully and deliberately failed to perform a material amount of Employee's duties under this Agreement (other than a failure to perform duties resulting from the Employee's incapacity due to physical or mental illness), which failure to perform duties shall not have been cured within thirty (30) days after the receipt by the Employee of written notice thereof from the Chief Executive Officer or the Board specifying with reasonable particularity such alleged failure: (iii) absence from the Company's regular full-time employment in excess of three consecutive days that is not due to a vacation, participation in a permitted activity, bona fide illness, disability, death or other reason expressly authorized by the Board in advance; or (iv) any act or acts of personal dishonesty (including, without limitation any insider trading or unauthorized trading in the Company's securities) by the Employee which have a material adverse effect on the Company or any of its subsidiaries. In the event of such termination, the Employee shall only be entitled to receive any accrued but unpaid sick pay and any properly incurred unreimbursed expenses. In addition, if the Company terminates this Agreement due to the conviction of the Employee of (or the plea by the Employee of nolo contendere to) a felony as a result of (iv) above, then Employee will pay all costs and expenses (including reasonable attorney's fees) incurred by the Company in connection therewith.

         (b). Termination by the Company Without Good Cause. In the event that the Company terminates this Agreement without Good Cause, the Employee shall be entitled to the following benefits:

         (i). The Company shall pay the Employee the Employee's Base Salary at the rate then in effect (plus any cost of living adjustments as described above) until the later of (x) one year after the Termination Date, or (y) the Expiration Date; and

         (ii) The Company shall pay the Employee for any accrued but unpaid sick pay and any properly incurred unreimbursed expenses.

In the event that the Employee shall obtain other full-time or part-time employment or consulting work during such period, the amount of payments Employee receives from such employment or work shall be credited against the amount that the Company is obligated to pay Employee during such period pursuant to this subparagraph (b). The Employee shall be under no obligation to obtain such other employment or work, but if the Employee shall, the Employee shall promptly


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give written notice to the Company of the salary and fringe benefits provided to the Employee in connection with such other employment or work, in order that the amount of such credit may be determined.

         (c). Termination by the Employee Without Good Cause. Notwithstanding the provisions of Section 1, the Employee may resign from the Company at any time upon ninety (90) days prior written notice to the Company. In the event of resignation by the Employee under this Section 9(c), the Board in its sole discretion may elect to waive the period of notice, or any portion thereof, and, in such event, the Company will pay the Employee's salary for the notice period (or for any remaining portion of the period) provided the Employee continues to be employed during that period. From and after the effective date of such termination by the Employee of Employee's employment under this Agreement, the Company shall have no further liability to the Employee for salary or other compensation (or benefits, except for any accrued but unpaid sick pay, any properly incurred unreimbursed expenses and as provided pursuant to the terms of any compensation or benefit plan of the Company in which the Employee is a participant) or other matters whatsoever.

         (d). [INTENTIONALLY OMITTED]

         (e). Termination upon Disability of Employee. This Agreement shall terminate upon the disability resulting from the Employee's inability, due to an injury, physical or mental illness, disease or infirmity due to age, to perform his duties under this Agreement on a full-time basis for two consecutive months or an aggregate of 60 days within a one-year period, as certified by at least two (2) duly licensed and qualified physicians (one of whom will be approved by the independent members of the Board), which is likely to continue for at least one year from the time of inception, in which event the Employee shall be entitled to receive, in full satisfaction of all obligations due to the Employee by the Company under this Agreement, (i) his Base Salary then in effect (plus any cost of living adjustments as described above) while such disability continues until the date upon which the disability benefits pursuant to the disability insurance policy provided for in Section 3(e) commence (but in no event more than two months); (ii) the proceeds of such disability policy; and
(iii) any accrued but unpaid sick pay and any properly incurred unreimbursed expenses.

         (f). Termination upon Death of Employee. This Agreement shall terminate upon the death of the Employee, in which event the Employee's estate, legal representatives or designee shall be entitled to receive, in full satisfaction of all obligations due to the Employee by the Company hereunder,
(i) the Employee's Base Salary through the last day of the month of death; (ii) the proceeds of the insurance policy or policies maintained on the Employee's life, pursuant to Section 3(e) hereof; and (iii) any accrued but unpaid sick pay and any properly incurred unreimbursed expenses.

         (g). Termination by the Company Following Change of Control. Notwithstanding Sections 9(b) and 9(c) above, in the event that, at any time within 90 days following a Change of Control (as hereinafter defined), either
(i) the Company shall terminate the Employee's employment without Good Cause as defined in Section 9(a) or (ii) the Employee shall terminate the Employee's employment without there being a Good Cause termination by the Company pending, then and in either such event, such termination shall be treated as a termination pursuant to this Section 9(g) rather than Section 9(b) or 9(c), as the case may be, and the Employee shall be entitled to receive until the later of (A) two (2) years after the Termination Date or (B) the Expiration Date, his Base Salary at the rate then in effect (plus cost of living adjustments as provided above). The Employee shall also be paid any accrued vacation pay to the date of such


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termination for the applicable year only, and any sick leave for appropriate sick day absences then accrued but unpaid or unpaid expense reimbursements that may then be properly due. The amounts payable to the Employee shall not be subject to any credit or set-off resulting from the obtaining of any part-time or full-time employment or consulting assignments by the Employee during such period.

         For purposes of this Agreement, a "Change of Control" shall mean and include any of the following (for which the Employee did not promote the transaction or vote as a shareholder):

         (i). a merger or consolidation of the Company with or into other corporation or other business entity (except one in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least a majority of the outstanding securities having the right to vote in an election of the Board of Directors ("Voting Stock") of the surviving corporation);

         (ii). a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the Company's assets except in a transaction where the Employee or an Affiliate of the Employee is the transferee;

         (iii). the acquisition by any person or any group of persons (other than the Company, any of its direct or indirect subsidiaries, or any director, trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its direct or indirect subsidiaries) acting together in any transaction or related series of transactions, of such number of shares of the Company's Voting Stock as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, 10% or more of the combined voting power of the Voting Stock of the Company (or in the case of John A. Burchett, 18% or more of the outstanding shares of Common Stock or in the case of Wallace Weitz, 17% or more of the outstanding shares of Common Stock) other than as a result of an acquisition of securities directly from the Company, or solely as a result of an acquisition of securities by the Company which by reducing the number of shares of the Voting Stock outstanding increases the proportionate voting power represented by the Voting Stock owed by any such person to 50% or more of the combined voting power of such Voting Stock; and

         (iv). a change in the composition of the Company's Board of Directors following a tender offer or proxy contest or a series of proxy contests (coinciding with the staggered terms of the Directors or otherwise), as a result of which persons who, immediately prior to such tender offer or proxy contest or series of proxy contests, constituted the Company's Board of Directors shall cease to constitute at least a majority of the members of the Board of Directors (other than by their voluntary resignations), but only in the event that the persons elected to the Board were not supported by the Employee as a shareholder.

         10. Indemnification. To the fullest extent permitted by law and in addition to any other rights permitted or granted under the Company's articles of incorporation, by-laws, or any policy of insurance, or by law, the Company shall indemnify the Employee if the Employee is made a party, or threatened to be made a party, to any threatened, pending or contemplated action, suit or proceeding, whether civil, administrative or investigative, by reason of the fact that the Employee is or was an employee, officer or director of the Company or any subsidiary of the Company, in which capacity the Employee is or was servicing at the Company's request in


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accordance with the terms of this Agreement, against any an all cost, losses, damages, judgments, liabilities and expenses (including reasonable attorneys' fees) which may be suffered or incurred by him in connection with any such action, suit or proceeding; provided, however, that, there shall be no indemnification in relation to matters as to which the Employee is adjudged to have been guilty of fraud, bad faith, gross negligence, breach of fiduciary duty or as a result of the Employee's material breach of this Agreement; and provided, however, that all of such costs shall be paid by insurance, to the extent such coverage exists.

         11. Entire Agreement; Amendment and Waiver. This Agreement is the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and prior written agreements and understandings. There are no oral promises, conditions, representations, understandings, interpretations, or terms of any kind as conditions or inducements, to the execution of this Agreement or in effect among the parties. No custom or trade usage, nor course of conduct among the parties, shall be relied upon to vary the terms of this Agreement. This Agreement may not be amended, and no provision of this Agreement shall be waived, except by writing signed by all the parties to this Agreement which states that it is intended to amend or waive a specifically identified provision of this Agreement. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar. All amendments or waivers an behalf of the Company shall have first been approved by the non-employee members of the Board.

         12. Severability. Should any provision of this Agreement be unenforceable or prohibited by any applicable law, this Agreement shall be considered divisible as to such provision which shall be inoperative, and the remainder of this Agreement shall be valid and binding as though such provision were not included in this Agreement.

         13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original. It shall not be necessary when making proof of this Agreement to account for more than one counterpart.

         14. Headings. All headings in this Agreement are for convenience only and shall not affect the meaning of any provision in this Agreement.

         15. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon, the Company and any corporation with which the Company merges, or consolidates or to which the Company sells all or substantially all of its assets, and upon the Employee and his executors, administrators, heirs and legal representatives. This Agreement may not be assigned by the Employee.

         16. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without reference to the conflict of laws principles thereof.


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         IN WITNESS WHEREOF, the Employee has executed this Agreement and the
Company has caused this Agreement to be executed and delivered by a duly authorized officer as of the day and year first above written.

                                       COMPANY:

                                       HANOVER CAPITAL MORTGAGE HOLDINGS, INC.


                                       By:
                                           -------------------------------------
                                       Name: John A. Burchett
                                       Title: President


                                       EMPLOYEE:

                                       -----------------------------------------
                                       Thomas P. Kaplan


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